Exhibit 10.1

ALIGN TECHNOLOGY, INC.

AMENDED AND RESTATED 2005 INCENTIVE PLAN

NOTICE OF GRANT OF MARKET STOCK UNITS

Unless otherwise defined herein, the terms defined in the Amended and Restated 2005 Incentive Plan (the “Plan”) will have the same defined meanings in this Notice of Grant of Market Stock Units (the “Notice of Grant”).

Participant:

Address:

You (the “Participant”) have been granted an award (“Award”) of market-performance based Restricted Stock Units (“Market Stock Units”), subject to the terms and conditions of the Plan, this Notice of Grant and the Market Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”) as follows:

Date of Grant:	[DATE]

Target Number of Market Stock Units:	[NUMBER] (the “Target Number of Market Stock Units”)

Maximum Number of Market Stock Units:	[NUMBER] (the “Maximum Number of Market Stock Units”)

Performance Period:	Three years (subject to Sections 4 and 5 of Exhibit A (the “Performance Period”)).

Performance Matrix:	The number of Market Stock Units in which Participant may vest in accordance with the Vesting Schedule will depend upon the Company’s Stock Price Performance (as defined below) as compared to the NASDAQ Composite Stock Price Performance (as defined below) for the Performance Period and will be determined in accordance with Section 1 of Exhibit A.

Vesting Schedule:	Subject to Sections 4 and 5 of Exhibit A and the terms of the Plan, the Participant will vest in his or her Calculated Market Stock Units (as defined below) on the last day of the second year of the Performance Period (the “First Vesting Date”) or the last day of the Performance Period (“Second Vesting Date”).

By accepting this agreement online, you and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and the Agreement, each of which are made a part of this document. You further agree to accept, acknowledge and execute this Agreement as a condition to receiving any Market Stock Units under this Award.

Nothing in this Notice of Grant or in the attached Agreement or in the Plan shall confer upon Participant any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s service at any time for any reason, with or without cause.

EXHIBIT A

MARKET STOCK UNIT AGREEMENT

1. Grant.

(a) The Company hereby grants to Participant under the Plan an Award of Market Stock Units, subject to all of the terms and conditions in the Notice of Grant, this Agreement and the Plan.

(b) The number of Market Stock Units in which the Participant may vest in accordance with the Vesting Schedule set forth in the Notice of Grant will depend upon the Company’s Stock Price Performance as compared to the NASDAQ Composite Index Performance calculated on both the First Vesting Date and Second Vesting Date with 50% of the Market Stock Units eligible to vest on the First Vesting Date and 50% of the Market Stock Units eligible to vest on the Second Vesting Date. The actual number of Market Stock Units that will vest on each of the First Vesting Date and Second Vesting Date will be determined as follows:

(i) Performance Calculation.

1. The “Company’s Stock Price Performance” means the percentage increase or decrease in (i) the average adjusted closing price per share of the Company’s common stock for the last sixty (60) market trading days prior to the commencement of the Performance Period over (ii) the average adjusted closing price of the Company’s common stock for the last sixty (60) market trading days prior to the First Vesting Date or the Second Vesting Date respectively. Notwithstanding the foregoing, in the event of a Change of Control of the Company, the “Company’s Stock Price Performance” means the percentage increase or decrease in (i) the average adjusted closing price per share of the Company’s common stock for the last sixty (60) market trading days prior to the commencement of the Performance Period over (ii) the per share value of the Company’s common stock paid to its stockholders in connection with the Change of Control.

2. The “NASDAQ Composite Index Performance” means the percentage increase or decrease in (i) the adjusted index value of the NASDAQ Composite Index for the last sixty (60) market trading days prior to the commencement of the Performance Period over (ii) the adjusted index value of the NAQDAQ Composite Index for the last sixty (60) market trading days prior to the First Vesting Date or the Second Vesting Date respectively.

3. The Company’s Stock Price Performance will be compared against the NASDAQ Composite Index Performance (each expressed as a growth rate percentage) to result in a growth rate (the “Growth Rate Delta”) equal to the Company’s Stock Price Performance minus the NASDAQ Composite Index Performance. The Growth Rate Delta will be calculated on both the First Vesting Date and the Second Vesting Date.

(ii) Market Stock Unit Calculation.

1. If the Growth Rate Delta is equal to 0%, the number of Market Stock Units that will be eligible to vest (the “Calculated Market Stock Units”) on the applicable vesting date will equal 50% of the Target Number of Market Stock Units.

2. If the Growth Rate Delta is greater or less than 0%, the number of Market Stock Units that will be Calculated Market Stock Units on the applicable vesting date will equal: (i) 50% of the Target Number of Market Stock Units, multiplied by (ii) the sum of (A) 100% plus (B) two times the Growth Rate Delta; provided, however, that in no event will more than 50% of the Maximum Number of Market Stock Units become Calculated Market Stock Units on the applicable vesting date. If the Growth Rate Delta is equal to negative-50%, then the number of Target Market Stock Units that will become Calculated Market Stock Units on such vesting date will equal 0.

(iii) Examples (for illustration purposes only).

1. Example #1: If the Growth Rate Delta on the First Vesting Date equaled 20%, then 140% (equal to 100% plus (2 times 20%)) of 50% of the Target Number of Market Stock Units would be Calculated Market Stock Units and would vest on the First Vesting Date.

2. Example #2: If the Growth Rate Delta on the Second Vesting Date equaled negative-20%, then 60% (equal to 100% plus 2 times negative-20%)) of 50% of the Target Number of Market Stock Units would be Calculated Market Stock Units and would vest on the Second Vesting Date.

2. Company’s Obligation to Pay. Each Market Stock Unit represents a value equal to the Fair Market Value of a Share on the date it is granted. Unless and until the Market Stock Units will have vested in the manner set forth in Sections 3, 4 and 5, Participant will have no right to payment of any such Market Stock Units. Prior to actual payment of any vested Market Stock Units, such Market Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Payment of any vested Market Stock Units will be made in whole Shares only and any fractional Shares will be forfeited at the time of payment.

3. Vesting Schedule. Subject to Section 6, the Market Stock Units awarded by this Agreement will vest in Participant according to the Vesting Schedule set forth on the attached Notice of Grant, subject to Participant continuing to be a Service Provider through each such date.

4. Change of Control. In the event of a Change of Control, the Performance Period shall be deemed to end upon the closing of the Change of Control for purposes of determining the Company’s Stock Price Performance and the NASDAQ Composite Index Performance and the number of Market Stock Units that are Calculated Market Stock Units will be determined in accordance with the Performance Matrix and Section 1 of this Exhibit A. The Participant shall vest in the number of Calculated Market Stock Units determined based on the preceding sentence as follows:

(a) On the date of, and contingent upon, the Change of Control, Participant will vest in that number of Calculated Market Stock Units equal to (i) (A) the number of calendar months (including any partial month) that have elapsed from the commencement of the Performance Period through the date of the Change of Control, (B) divided by 36, multiplied by (ii) the number of Calculated Market Stock Units, with the result rounded down to the nearest whole Share.

(b) If the Change of Control occurs prior to the First Vesting Date, the Calculated Market Stock Units that do not vest pursuant to Section 4(a) will vest in equal installments on each of the First Vesting Date and the Second Vesting Date, in each case unless vested earlier in accordance with the terms of this Award, Section 18 of the Plan or any employment or other change in control agreement by and between the Company and Participant.

(c) If the Change of Control occurs following the First Vesting Date but prior to the Second Vesting Date, the remaining unvested Calculated Market Stock Units will vest on the Second Vesting Date, unless vested earlier in accordance with the terms of this Award, Section 18 of the Plan or any employment or other change in control agreement by and between the Company and Participant.

(d) Notwithstanding the foregoing, if Participant’s employment is terminated without Cause or for Good Reason (as such terms are defined in Participant’s individual employment agreement with the Company) within twelve months following the occurrence of a Change of Control, then 100% of his or her unvested Calculated Market Stock Units will fully vest, provided the Participant executes and does not revoke a release of claims as provided for in Participant’s employment agreement (as a necessary condition to the receipt of severance thereunder).

(e) In accordance with Section 1 of this Exhibit A, the Administrator shall not be entitled to eliminate or reduce the number of Calculated Market Stock Units determined in accordance with Section 1of Exhibit A following a Change of Control.

5. Termination without Cause or a Resignation for Good Reason Not Following a Change of Control. In the event Participant’s employment with the Company is terminated without Cause or if Participant terminates his or her employment for Good Reason (as such terms are defined in Participant’s individual employment agreement with the Company) and such termination does not occur on or within twelve months following a Change of Control, the Performance Period shall be deemed to end upon the Participant’s employment termination date for purposes of determining the Company’s Stock Price Performance and the NASDAQ Composite Index Performance and the number of Market Stock Units that are Calculated Market Stock Units will be determined in accordance with the Performance Matrix and Section 1 of this Exhibit A. Subject to Participant executing and not revoking a release of claims as provided for in Participant’s employment agreement (as a necessary condition to the receipt of severance thereunder), Participant shall vest in that number of Calculated Market Stock Units equal to (i) (A) the number of months (including any partial month, expressed as a fraction) that have elapsed from the commencement of the Performance Period through the date of the termination of employment, (B) divided by 36, multiplied by (ii) the number of Calculated Market Stock Units, with the result rounded down to the nearest whole Share. The remaining unvested Calculated Market Stock Units will be forfeited at no cost to the Company and Participant will have no further rights thereunder.

6. Forfeiture upon Termination of Status as a Service Provider. Subject to the provisions of Section 4 and 5, if Participant ceases to be a Service Provider for any or no reason, the then-unvested Market Stock Units awarded by this Agreement will thereupon be forfeited at no cost to the Company and Participant will have no further rights thereunder.

7. Payment after Vesting. Any Market Stock Units that vest in accordance with Sections 3, 4 and 5 will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any applicable tax withholding obligations as set forth in Section 9. Subject to the provisions of Section 21, any Shares will be issued to Participant as soon as practicable after the relevant vesting date, but in any event, within the period ending on the later to occur of the date that is two-and-one-half months from the end of (a) Participant’s tax year that includes the vesting date, or (b) the Company’s tax year that includes the vesting date.

8. Payments after Death. Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

9. Withholding of Taxes.

(a)	Generally. The Participant is ultimately liable and responsible for all taxes owed in connection with the Market Stock Units, regardless of any action the Company or any of its Subsidiaries takes with respect to any tax withholding obligations that arise in connection with the Market Stock Units. Neither the Company nor any of its Subsidiaries makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Market Stock Units or the subsequent sale of Shares issuable pursuant to the Market Stock Units. The Company and its Subsidiaries do not commit and are under no obligation to structure the Market Stock Units to reduce or eliminate the Participant’s tax liability.

(b)

Payment of Withholding Taxes. Notwithstanding any contrary provision of this Agreement, no Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by the Participant with respect to the payment of any taxes which the Company determines must be withheld with respect to the Market Stock Units. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may satisfy such tax withholding obligations, in whole or in part, by withholding otherwise deliverable Shares having an aggregate Fair Market Value sufficient to (but not exceeding) the minimum amount required to be withheld. In addition and to the maximum extent permitted by law, the Company has the right to retain without notice from salary or other amounts payable to the Participant, cash having a value sufficient to satisfy any tax withholding obligations that cannot be satisfied by the withholding of otherwise deliverable Shares.

10. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder, unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant.

11. No Effect on Service. Participant acknowledges and agrees that the vesting of the Market Stock Units pursuant to Sections 3, 4 or 5 hereof is earned only by Participant continuing to be a Service Provider through the applicable vesting dates (and not through the act of being hired or acquiring Shares hereunder). Participant further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of Participant continuing to be a Service Provider for the vesting period, for any period, or at all, and will not interfere with the Participant’s right or the right of the Company (or the Affiliate employing or retaining Participant) to terminate Participant as a Service Provider at any time, with or without cause.

12. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of Stock Administrator at Align Technology, Inc., 2560 Orchard Parkway, San Jose, CA 95131, or at such other address as the Company may hereafter designate in writing.

13. Grant is Not Transferable. Except to the limited extent provided in Section 8, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

14. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

15. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of shares to Participant (or his estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

16. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

17. Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Market Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

18. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Market Stock Units awarded under the Plan or future Market Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

19. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

20. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

21. Section 409A. Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Market Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Market Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Market Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless the Participant dies following his or her termination as a Service Provider, in which case, the Market Stock Units will be paid in Shares to the Participant’s estate as soon as practicable following his or her death. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Market Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

22. Governing Law. This Agreement shall be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Market Stock Units or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Market Stock Units is made and/or to be performed.

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By Participant’s acceptance of this Agreement, Participant represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement. Participant agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Agreement. Participant further agrees to notify the Company upon any change in the residence indicated in the Notice of Grant of Market Stock Units.